Exhibit 10.1

AMENDED PROMISSORY NOTE

Borrower:	CRESA Partners of Orange County, Inc. of 610 Newport Center Drive, Suite 500, Newport Beach, California 92660

Principal	Amount: $450,000.00

1.	FOR VALUE RECEIVED, CRESA Partners of Orange County, Inc. promises to pay to Kevin J. Hayes at 1225 Cliff Drive, Laguna Beach, California 92651, or at such address as may later be provided in writing to CRESA Partners of Orange County, Inc., the principal sum of Four Hundred Fifty Thousand ($450,000.00) USD, with interest payable on the unpaid principal at the rate of 4.5 percent per annum, calculated monthly not in advance.

2.	This promissory note will be repaid in full 4 months from the execution of this promissory note.

3.	At any time while not in default under this Note, the Borrower may pay the outstanding balance then owing under this Note to the Lender without further bonus or penalty.

4.	This note will be construed in accordance with and governed by the laws of the State of California.

5.	All cost, expenses and expenditures, including, and without limitation, the complete legal costs incurred by Kevin J. Hayes in enforcing this promissory note as a result of any default by CRESA Partners of Orange County, Inc. will be added to the principal then outstanding and will immediately be paid by CRESA Partners of Orange County, Inc.

6.	This Note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of CRESA Partners of Orange County, Inc. and Kevin J. Hayes. CRESA Partners of Orange County, Inc. waives presentment for payment, notice of non-payment, protest and notice of protest.

IN WITNESS WHEREOF, CRESA Partners of Orange County, Inc. has duly affixed its signature by a duly authorized officer under seal on this 12th day of August, 2004.

SIGNED AND DELIVERED this 12th day of August, 2004.	/s/ Jeff Manley
Jeff Manley, CEO CRESA Partners of Orange County, Inc.